Dodie Kent
                                                              Vice President and
                                                       Associate General Counsel
                                                                  (212) 314-3962
                                                             Fax: (212) 707-7785


[EQUITABLE-AXA LOGO]
                                                                  LAW DEPARTMENT


                                                               December 17, 2007
VIA EDGAR
---------

Securities and Exchange Commission
ATTN:  Mr. Sonny Oh
100 F Street, NE
Washington, D.C. 20549

         Re:      AXA Equitable Life Insurance Company
                  File Nos. 333-142455
                  ----------------------------------------------------------


Dear Mr. Oh:

       AXA Equitable Life Insurance Company requests the withdrawal of its 485BPOS submission made on Form N-4, on December 11, 2007 accession number 0000089024-07-000093.

                                              Very truly yours,


                                              /s/ Dodie Kent
                                              ------------------
                                              Dodie Kent






                      AXA EQUITABLE LIFE INSURANCE COMPANY
              1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104